Letter of George Brenner, C.P.A., dated December 8, 2006 regarding change in certifying accountant of InZon Corporation
EX-16.1

GEORGE BRENNER, C.P.A.

A PROFESSIONAL CORPORATION

(Letterhead)

December 8, 2006

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC

20549

Re:

InZon Corporation, a Nevada corporation (the "Company")

Ladies and Gentlemen:

I have read the statements made by InZon Corporation (copy attached), which I understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of the Company dated December 8, 2006.

I agree with the statements concerning my firm in such Form 8-K.

Very truly yours,

/s/ George Brenner, C.P.A.